Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports 31% Revenue Growth to $37.1 Million for the Third Quarter of 2012

•	Posts Net Income of $3.4 Million, or $0.25 Per Share

•	Gross Margin Improves 170 bps to 58.2%

•	Concludes Quarter with Cash, Cash Equivalents & Marketable Securities of $88 Million

Westford, Mass., October 23, 2012 – Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended September 30, 2012.

Financial Highlights

Third-quarter revenues increased 31% to $37.1 million, compared with $28.3 million for the same period in 2011, reflecting year-over-year revenue gains in North America and international markets. Net income for the three months ended September 30, 2012 increased to $3.4 million, or $0.25 per diluted share, from a net loss of $0.8 million, or $0.06 per share, for the third quarter of 2011, driven by increased revenue and improved operating leverage in the 2012 period.

“Robust demand, strong product mix and greater operating efficiency produced a solid third quarter for Cynosure,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “Third quarter laser product revenue increased by $8.4 million; or 37 percent, to $31 million as compared to the same period last year, as our domestic and international distribution channels as a group each posted double-digit percentage growth. Laser product revenue in North America for the third quarter of 2012 increased by 54 percent from the third quarter of 2011, and international laser revenue increased by 24 percent.”

“From a products standpoint, our minimally invasive Cellulaze™ cellulite laser workstation, which we introduced in the U.S. earlier this year, continues to perform well and is generating a high level of patient satisfaction,” Davin continued. “We have been pleased by the extent to which customers who previously purchased our Smartlipo™ MPX™ and TriPlex™ systems are upgrading those systems to the Cellulaze system. We are also pleased with the uptake of Cellulaze systems by aesthetic plastic surgeons who are first-time Cynosure customers. In the third quarter, we also experienced solid contributions from our other products, including our Elite™ family of lasers and the MedLite® C6, RevLite SI®, Smartlipo TriPlex and PinPointe™ FootLaser™.”

Gross profit margin for the three months ended September 30, 2012 increased to 58.2%, compared with 56.5% for the same period of 2011. The year-over-year improvement was primarily the result of increased sales of products with higher margins and increased revenue contribution from North America, where average selling prices tend to be higher.

Total operating expenses for the third quarter of 2012 were $18.2 million, or 49% of revenues, compared with $16.4 million, or 58% of revenues, for the third quarter of 2011. The $1.8 million increase was primarily due to increased selling and marketing expenses related to increased sales, as well as continued clinical research and the development related to the Company’s picosecond Alexandrite laser technology.

“Our third-quarter results reflect the continuation of our efforts to enhance our operating leverage, which has enabled us to increase margins, improve profitability and generate positive cash flow from operations, while maintaining a strong balance sheet,” Davin said. “Operating expenses accounted for 51 percent of revenues through the first nine months of 2012, compared with 61 percent of revenues for the same period last year. We concluded the third quarter of 2012 with approximately $88 million in cash, cash equivalents and marketable securities, up $14.3 million from the end of 2011.”

Business Outlook

“We believe that the financial and operational progress we have achieved through the first nine months of 2012 positions us well for the future,” Davin said. “In 2013 we expect that Unilever will launch the first home-use aesthetic device under our multi-year development agreement, and we plan to introduce our Picosure™ laser system for the removal of tattoos and pigmented lesions, subject to receiving regulatory clearance to market our picosecond Alexandrite laser.”

Third-Quarter Financial Results Conference Call

In conjunction with this announcement of its third-quarter 2012 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair,

treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce the appearance of cellulite and treat Onychomycosis. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the Company’s anticipated product development as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to maintain its profitability, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$37,083	$28,277	$110,823	$76,500
Cost of revenues	15,496	12,303	46,688	33,379

Gross profit	21,587	15,974	64,135	43,121

Operating expenses
Selling and marketing	11,421	9,838	34,850	28,250
Research and development	3,081	2,571	9,780	7,242
Intangible Amortization	342	415	1,027	439
General and administrative	3,400	3,537	10,586	10,639

Total operating expenses	18,244	16,361	56,242	46,570

Income (loss) from operations	3,343	(387)	7,893	(3,449)

Interest income, net	16	17	39	117
Other (expense) income, net	398	(260)	309	(47)

Income (loss) before income taxes	3,757	(630)	8,241	(3,379)

Income tax provision	334	162	1,320	608

Net income (loss)	$3,423	$(792)	$6,921	$(3,987)

Diluted net income (loss) per share	$0.25	$(0.06)	$0.52	$(0.32)

Diluted weighted average shares outstanding	13,742	12,596	13,342	12,591

Basic net income (loss) per share	$0.26	$(0.06)	$0.54	$(0.32)

Basic weighted average shares outstanding	12,998	12,596	12,729	12,591

Condensed Consolidated Balance Sheet

(In thousands)

	Sep. 30,	Dec. 31,
	2012	2011
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$79,481	$67,073
Accounts receivable, net	14,896	12,853
Inventories	34,296	29,568
Prepaid expenses and other current assets	4,252	3,038
Deferred tax asset, current portion	701	701

Total current assets	133,625	113,233
Property and equipment, net	7,284	7,705
Long-term marketable securities	8,450	6,595
Goodwill and intangibles, net	22,161	23,486
Other noncurrent assets	449	561

Total assets	$171,970	$151,580

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$25,012	$22,418
Amounts due to related parties	2,199	1,550
Deferred revenue	6,141	6,388
Capital lease obligations	291	239

Total current liabilities	33,643	30,595

Capital lease obligations, net of current portion	516	494
Deferred revenue, net of current portion	251	367
Other long-term liabilities	798	497

Total stockholders’ equity	136,763	119,627

Total liabilities and stockholders’ equity	$171,970	$151,580

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